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                                                                   Exhibit 23(a)

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" and to the incorporation by reference of our report dated February 26, 2001 with respect to the financial statements of EDO Corporation, in this Registration Statement (Form S-3) to register 5,175,000 shares of common stock, included in the Registration Statement (Form S-3, No. 333-69764) and related Prospectus of EDO Corporation.

We also consent to the incorporation by reference therein of our report dated February 26, 2001, with respect to the financial statement schedule of EDO Corporation for the year ended December 31, 2000 included in the Annual Report (Form 10-K) for 2000 filed with the Securities and Exchange Commission.


                                                               ERNST & YOUNG LLP
New York, New York
October 24, 2001